As Filed With the Securities and Exchange Commission on May 14, 1998

                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Wild Oats Markets, Inc.
             (Exact name of registrant as specified in its charter)

           Delaware                                        84-1100630
(State or other jurisdiction of                  (I.R.S. Employer Identification
incorporation or organization)                              Number)

                                  1645 Broadway
                             Boulder, Colorado 80302
                                 (303) 440-5220
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)


          Michael C. Gilliland                        Copy to:
         Chief Executive Officer
         WILD OATS MARKETS, INC.                Francis R. Wheeler, Esq.
              1645 Broadway                     HOLME ROBERTS & OWEN LLP
         Boulder, Colorado 80302             1700 Lincoln Street, Suite 4100
             (303) 440-5220                      Denver, Colorado 80203
(Name, address, including zip code, and                (303) 861-7000
telephone number, including area code, of agent for service)


                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                  the Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plan, check the following box.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                                     CALCULATION OF REGISTRATION FEE

------------------------------ ------------------------- --------------------------- --------------------------- -------------------

                                                                  Proposed                    Proposed
   Title of Each Class of                                         maximum                     Maximum                    Amount of
 Securities to be Registered         Amount to be              offering price                Aggregate                  registration
                                      Registered                  per unit                 Offering price                   fee
------------------------------ ------------------------- --------------------------- --------------------------- -------------------
------------------------------ ------------------------- --------------------------- --------------------------- -------------------
        Common Stock,
       $.001 par value                1,108,396                     (1)                        (1)                               (1)
------------------------------ ------------------------- --------------------------- --------------------------- -------------------


     (1) In accordance with Rule 429(a) and Rule 416(b), the Prospectus included in this Registration Statement relates to 1,108,396 shares of Common Stock (738,931 shares prior to the three-for-two split of the Registrant's Common Stock, payable January 7, 1998, to holders of record on December 22, 1997) covered by the Registrant's Registration Statement on Form S-3 (File No. 333-40305). Such shares are being carried forward from such earlier Registration Statement in accordance with Rule 429(b). A filing fee of $8,536.88 associated with such shares was previously paid with such earlier Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

Wild Oats Community Markets

Prospectus

                                1,108,356 Shares
                             Wild Oats Markets, Inc.
                                  Common Stock

          All of the 1,108,396 shares (the "Shares") of common stock, $.001 par value ("Common Stock"), of Wild Oats Markets, Inc. (the "Company") offered hereby are being sold by the persons listed under "Selling Stockholders" (the "Selling Stockholders").

          The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

          The Company has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company also has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Plan of Distribution."

          The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "OATS." The last reported sales price of the Company's Common Stock on the Nasdaq National Market on May 13, 1998 was $29.0625 per share.

          The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

          See "Risk Factors" beginning on page 3 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is May 14, 1998

                                TABLE OF CONTENTS

                                                                           Page

Statement Regarding Forward-Looking Statements.............................. ii
Prospectus Summary.......................................................... 1
Risk Factors................................................................ 2
Use of Proceeds............................................................. 7
Selling Stockholders........................................................ 7
Plan of Distribution........................................................ 8
Legal Matters............................................................... 9
Experts..................................................................... 9
Available Information....................................................... 9
Incorporation of Certain Documents by Reference.............................10


                   STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Prospectus, including statements contained in the Prospectus Summary, under the caption "Risk Factors" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks. Such forward-looking statements include, without limitation, statements as to the Company's plans to acquire or open additional stores, the anticipated performance of new or acquired stores and other statements containing the words "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general or affecting the natural foods industry in particular, changes in product supply, changes in the competitive environment in which the Company operates, the availability of sites for new stores and potential acquisition candidates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Except as otherwise specified, all information in this Prospectus reflects a 3-for-2 stock split of the Company's Common Stock, payable on January 7, 1998, to holders of record on December 22, 1997. Unless otherwise indicated, references herein to fiscal years of the Company are to the Company's 52- or 53-week fiscal year, which ends on the Saturday nearest to December 31 of each year. This Prospectus contains forward-looking statements that involve risks and uncertainties. See "Statement Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of certain risks and their potential impact on the forward-looking statements contained herein.


                                   The Company



     Wild Oats Markets, Inc. ("Wild Oats" or the "Company") is the second largest natural foods supermarket chain in North America. The Company currently operates 56 stores in 15 states: Arizona, California, Colorado, Florida, Illinois, Kansas, Missouri, Nevada, New Jersey, New Mexico, New York, Ohio, Oregon, Tennessee and Utah; and British Columbia, Canada.

     Since acquiring its first natural foods store in 1987, Wild Oats has grown from eleven natural foods stores located primarily in Colorado at the end of 1993 to 54 stores in 13 states and Canada at the end of the first quarter of 1998. In 1996, Wild Oats acquired 13 stores, including 10 stores owned by Alfalfa's, Inc. ("Alfalfa's"), and opened seven new stores. In 1997, the Company acquired an additional nine natural foods stores, opened four new stores and relocated one store. As of May 6, 1998, the Company acquired three natural foods stores and opened two new stores, and expects to open, acquire or relocate as many as 10 more stores in the remainder of 1998.

     Wild Oats stores range in size from 5,000 to 35,000 square feet and feature between 10,000 and 25,000 stock-keeping units ("SKUs") of natural and gourmet foods and related products in virtually every product category found in a conventional supermarket. The Company requires products to be minimally processed, free of preservatives, artificial colors and chemical additives, and not tested on animals. The Company emphasizes unique products not typically found in conventional supermarkets and tailors the product mix of its stores to meet the preferences of the local market. In addition, the Company has implemented a variety of competitive price programs which offer high quality, all natural items in each product category at prices competitive with those of similar items in conventional supermarkets.

     The Company was incorporated in Colorado in 1987 and reincorporated in Delaware in 1993. In July 1996, in connection with the acquisition of Alfalfa's, the Company effected a merger into WO Holdings, Inc., a Delaware corporation, which subsequently changed its name to Wild Oats Markets, Inc. The Company's executive offices are located at 1645 Broadway, Boulder, Colorado, and its telephone number is (303) 440-5220.

                                  RISK FACTORS

          An investment in the Common Stock being offered hereby involves a high degree of risk. In addition to other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the following risk factors before purchasing any of the Common Stock offered hereby.
See "Cautionary Statement Regarding Forward-Looking Statements."

Uncertain Ability to Execute Growth Strategy

          The Company's business has grown considerably in size and geographic scope, increasing from eleven stores in 1993, to its current size of 56 stores in 15 states and Canada. Through May 6, 1998, the Company has acquired three natural foods stores and opened two stores. During 1997, the Company opened four stores, relocated one store and acquired nine stores. The Company's ability to implement its growth strategy depends to a significant degree upon its ability to open or acquire stores in existing and new markets and to integrate and operate those stores profitably. While the Company plans to expand primarily through the opening of new stores, it will continue to pursue acquisitions of natural foods retailers where attractive opportunities exist. The Company's growth strategy is dependent upon a number of factors, including its ability to:
(i) access adequate capital resources; (ii) expand into regions where it has no operating experience; (iii) identify markets that meet its site selection criteria; (iv) locate suitable store sites and negotiate acceptable lease terms;
(v) locate acquisition targets and negotiate acceptable acquisition terms; (vi) hire, train and integrate management and store employees; (vii) recruit, train and retain regional pre-opening and support teams; and (viii) expand its distribution and other operating systems. In addition, the Company pursues a strategy of clustering stores in each of its markets to increase overall sales, achieve operating efficiencies and further penetrate markets. In the past, when the Company has opened a store in a market where it had an existing presence, the Company has experienced a decline in the sales and operating results at certain of its existing stores in these markets. The Company intends to continue to pursue its store clustering strategy and expects the sales and operating results trends for other stores in an expanded market to continue to experience temporary declines related to the clustering of stores. Further, acquisitions involve a number of additional risks, such as short-term negative effects on the Company's reported operating results, diversion of management's attention, unanticipated problems or legal liabilities, and the integration of potentially dissimilar operations, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will achieve its planned expansion in existing markets, enter new markets, or operate or integrate its existing, newly-opened or newly-acquired stores profitably. If the Company fails to do so, the Company's business, results of operations and financial condition will be materially and adversely affected. In addition, the Company's ability to execute its growth strategy is partially dependent upon the demographic trends and market conditions in the natural foods industry and any change in those trends and conditions could adversely affect the Company's future growth rate.

Fluctuations in Financial Results

          The Company's results of operations may fluctuate significantly from period-to-period as the result of a variety of factors, including: (i) the number, timing, mix and cost of store openings, acquisitions or closings; (ii) the ratio of stores opened to stores acquired; (iii) the opening of stores by the Company or its competitors in markets where the Company has existing stores;
(iv) comparable store sales results; and (v) the ratio of urban format to supermarket format stores. The Company incurs significant pre-opening expenses and new stores typically experience an initial period of operating losses. As a result, the opening of a significant number of stores in a single period will have an adverse effect on the Company's results of operations. For example, the Company's profitability was lower in 1995 and 1996, due in part to the opening of a significantly larger number of stores in 1995 and 1996 than in previous years. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future financial performance.

          A variety of factors affect the Company's comparable store sales results, including, among others, the relative proportion of new stores to mature stores, the opening of stores by the Company or its competitors in markets where the Company has existing stores, the timing of promotional events, the Company's ability to execute its operating strategy effectively, changes in consumer preferences for natural foods and general economic conditions. Past increases in comparable store sales may not be indicative of future performance. Comparable store sales results in 1996 were negatively affected by planned cannibalization (the loss of sales at an existing store when the Company opens a new store nearby) resulting from the implementation of the Company's store clustering strategy. The Company expects that comparable store sales increases will be negatively affected by planned cannibalization in the second and third quarters of 1998 due to new stores in existing markets in Santa Monica and Denver. Comparable store sales for the Company's Colorado and Canadian stores were negatively affected in the second quarter of 1997 resulting from strikes at the Company's major conventional competitors in those markets in the second quarter of 1996, which resulted in increased sales in that quarter at the Company's stores in those markets. There can be no assurance that comparable store sales for any particular period will not decrease in the future. As a result, the Company's comparable store sales could cause the price of the Common Stock to fluctuate substantially.

Possible Inability to Manage Growth

          The Company's business has grown considerably in size and geographic scope, increasing from eleven stores located primarily in Colorado in 1993, to its current size of 56 stores in 15 states and Canada. The Company's continued growth may place a significant strain on the Company's management, distribution capabilities, working capital, and financial and management control systems. In order for the Company to manage its expanding store base successfully, management will be required to anticipate the changing demands of the Company's growing operations and to adapt systems and procedures accordingly. There can be no assurance that the Company will anticipate all of the changing demands that its expanding operations will impose on such systems. To support its planned store growth, the Company will be required to hire and train a greater number of store managers and store employees than it has in the past, and there can be no assurance that the training and supervision of a larger number of employees will not adversely affect the performance of the Company's stores or the levels of customer service that the Company seeks to maintain in such stores. The Company will also need to continually evaluate the adequacy of its management information systems, including its accounting, pricing, inventory control and distribution systems. Currently, certain important functions, including certain store-level accounting and inventory management systems, are processed manually. There can be no assurance that the Company's current systems will be adequate for its future needs, or that the Company will be successful in implementing new systems. The Company is currently upgrading its point of sale, merchandise management, accounting and payroll software, as well as implementing a wide area network to establish on-line data communications between the Company's corporate office and its stores. Failure to successfully complete these upgrades or unexpected difficulties encountered with these systems could adversely affect the Company's business, financial condition and results of operations. The Company's inability to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

Competition

          The Company's competitors currently include other independent and multi-unit natural foods supermarkets, smaller traditional natural foods stores, conventional supermarkets and specialty grocery stores. A number of other natural foods supermarkets offer a range of natural foods products similar to those offered in the Company's stores. While certain conventional supermarkets, smaller traditional natural foods stores and small specialty stores do not offer as full a range of products as the Company, they do compete with Wild Oats in one or more product categories. Many of the Company's competitors have been in business longer and have greater financial or marketing resources than the Company and may be able to devote greater resources to securing suitable locations and to the sourcing, promotion and sale of their products. In addition, should any of the Company's competitors reduce prices, the Company may be required to implement price reductions in order to remain competitive, which could have an adverse impact on its business, financial condition and results of operations. As Wild Oats enters new geographic markets, its success will depend in part on its ability to gain market share from established competitors. In addition, traditional and specialty grocery stores may expand more aggressively in marketing a broader range of natural foods and related products and thereby compete directly with the Company for products, customers and locations. The Company expects competition from both new and existing competitors to increase in its markets, and there can be no assurance that the Company will be able to compete effectively in the future. The Company believes its primary competitor in the natural foods grocery store market is Whole Foods Market, Inc. ("Whole Foods"), a publicly-traded company based in Texas. In February 1998 Whole Foods opened a 39,000 square-foot store in Boulder, Colorado, the location of the Company's headquarters and three of its stores and as a result, sales at the Company's Boulder stores have declined. Such decline is similar to the impact of the Company opening a store in a market where the Company has an existing presence. While the impact on sales at the Company's Boulder stores has been within the level expected by management, at this time the Company cannot evaluate what long-term impact increased competition from Whole Foods will have on its overall sales. The Company's Boulder, Colorado stores account for less than 10% of the Company's overall sales revenues. Whole Foods' management also has announced that it intends to seek additional store sites in other cities in which the Company has stores. If Whole Foods is successful in opening stores in locations in which the Company has or intends to open stores, the Company's sales and operating results at such stores may be materially adversely affected.

Dependence on Key Personnel

          The Company believes that its continued success will depend to a significant extent upon the leadership and performance of Michael C. Gilliland, Wild Oats' co-founder and the Chief Executive Officer of the Company, and James Lee, the President and Chief Operating Officer of the Company. The loss of the services of Mr. Gilliland, Mr. Lee or other of the Company's key personnel could have a material adverse effect upon the Company. There can be no assurance that the Company will be able to attract and retain qualified employees.

Possible Disruptions of Product Supply

          The Company's business is dependent on its ability to source products from a small number of distributors and from a large number of relatively small vendors on a timely basis and at competitive prices. Based on its previous purchasing patterns, the Company anticipates that it will continue to purchase approximately 25% of its products through one wholesale distributor. The Company has no supply contracts with these parties and any vendor or distributor could discontinue selling to the Company at any time. Any disruption in its product supply could have a material adverse effect on its results of operations. In addition, even where the Company has access to alternative sources of supply, the failure of a vendor or distributor to meet the Company's demands may temporarily disrupt store-level merchandise selection.

Ownership and Sale of Real Property

          In the fourth quarter of 1996 and in 1997, the Company purchased, or entered into contracts to purchase, four parcels of real property for the construction of new stores or the relocation of existing stores. The Company has constructed and opened one store on a purchased parcel of real property and intends to construct or remodel three new stores on real property purchased by the Company or subject to a ground lease acquired by the Company. There can be no assurance that the Company will be successful in constructing the planned stores within the Company's projected budgets or on the schedules currently anticipated. Failure to complete these projects on time or within budget could have a material adverse impact on the Company's business, results of operations and financial condition. The Company anticipates that after construction of the stores on the acquired properties is completed, it will sell the land and buildings in one or more sale and leaseback transactions under which the Company will lease the stores from the purchaser of the property. There can be no assurance that the Company will be successful in locating and negotiating acceptable transactions with one or more parties for the sale and leaseback of the properties currently owned by the Company, which may result in unplanned long-term uses of the Company's cash that would otherwise be available to fund operations.

Government Regulation

          The Company is subject to numerous federal, state and local laws, regulations and ordinances regulating health and sanitation standards, food labeling and handling, equal employment, minimum wages and licensing for the sale of food and alcoholic beverages. Difficulties or failures in complying with these regulations could adversely affect the operations of an existing store or delay the opening of a new store.

          In addition, from time to time, various federal, state and local legislative and regulatory proposals are made to, among other things, increase the minimum wage payable to employees, establish minimum store safety requirements and increase taxes on the retail sale of certain products. Changes to such laws, regulations or ordinances may adversely affect the Company's performance by increasing the Company's costs or affecting its sales of certain products. Federal legislation raising the minimum wage in the future may increase the Company's employee costs and adversely affect the Company's profitability.

          Safety concerns arising from the recall in 1996 of certain fresh juices sold nationwide because of bacterial contamination may result in additional governmental regulations regarding the preparation or sale of unprocessed or minimally processed foods. Such regulations could have an adverse impact on the Company's ability to offer certain products for sale. Product recalls or additional government regulation also may erode customer confidence in the safety of products carried by the Company, resulting in adverse impacts on sales.

          In December 1997, the United States Department of Agriculture ("USDA") published, pursuant to the Organic Food Production Act of 1990, its proposed National Organic Program rules, under which the USDA proposes to regulate the production, handling, labeling and sale of products bearing the "organic" label. The Company believes that the rules as published substantially weaken the current standards for organic food production and labeling, and may undermine consumer confidence in the quality of certain of the foods sold in its stores. The rules also may add additional expense to the Company's cost of private label and in-store prepared foods sold by the Company. If the rules are adopted as currently proposed, such rules could have an adverse effect on the Company's business, results of operations and financial condition.

          The Company also sells nutritional supplements, some of which are subject to regulation by several federal, state and local agencies. There can be no assurance that such agencies will not enact regulations that could have an adverse effect on the Company's business, results of operations and financial condition. In addition, recent legislation has required manufacturers of nutritional supplements to label ingredients in their products. Such legislation could be enacted in the future which may adversely affect the Company's results of operations.

New Mexico Anti-Trust Proceedings

          In February 1996, Wild Oats received a Civil Investigative Demand and Request for Production of Documents from the New Mexico Attorney General's office alleging possible violations of New Mexico's anti-trust laws as a result of the acquisition of Alfalfa's. The focus of the investigation is on the effect, if any, of the acquisition on competition in New Mexico. In May 1996, the Company received a letter from the New Mexico Attorney General's office indicating that it would recommend that Wild Oats divest one of its three stores in Santa Fe, New Mexico in connection with the acquisition. The Company replied, refuting the Attorney General's claim but has not received a response from the Attorney General's office. The Attorney General's office has not taken any legal action with respect to the acquisition. The Company believes that the acquisition complies with federal and state anti-trust law and will continue to vigorously defend its position in New Mexico. However, there can be no assurance that the state of New Mexico will not take legal action with respect to the acquisition, including, but not limited to, demanding the divestiture of one or more stores in the Santa Fe market to a competitor of the Company. If the Attorney General of New Mexico elects to take legal action and is successful, such a result could have a material adverse effect on the Company's business, results of operations and financial condition.

Potential Volatility of Stock Price; No Dividends

          The market price of the shares of Common Stock could be subject to significant fluctuations in response to the Company's operating results and other factors, including announcements by its competitors or changes in the growth rate or acceptance of natural foods. The natural foods industry, according to independent studies, has grown at an accelerated rate over the past five years, and any slowing in such growth rate could have a negative impact on the market price of the Common Stock. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as a shortfall in sales or earnings compared to public market analysts' expectations, changes in analysts' recommendations or projections, and general economic and market conditions, may adversely affect the market price of the Common Stock. The Company has never paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future.

Anti-Takeover Considerations

          The Company's Certificate of Incorporation and Bylaws contain provisions which may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock and the voting and other rights of the holders of the Common Stock. These provisions include, but are not limited to, a classified Board of Directors and the authority of the Board of Directors to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Company has no present plans to issue shares of preferred stock. In addition, certain provisions of Delaware law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company that could deprive the Company's stockholders of the opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

     The Company has adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Stockholders of record as of May 22, 1998 will receive the right (a "Right") to purchase a fractional share of preferred stock at a purchase price of $145 for each share of Common Stock held. In addition, until the Rights become exercisable as described below and in certain limited circumstances thereafter, the Company will issue one Right for each share of Common Stock issued after May 22, 1998. For the "flip-in provision," the Rights would become exercisable only if a person or group acquires beneficial ownership of 15% (the "Threshold Percentage") or more of the outstanding Common Stock. Holdings of certain existing affiliates of the Company are excluded from the Threshold Percentage. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of Common Stock at a substantial discount to the then current market price. This right to purchase Common Stock at a discount would be triggered as of a specified number of days following the passing of the Threshold Percentage. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquiror's common stock at a substantial discount.

Control by Officers, Directors and Principal Stockholders

          Directors, executive officers and principal stockholders of the Company, and certain of their affiliates, beneficially own approximately 33% of the outstanding shares of Common Stock. Accordingly, these persons, individually and as a group, will be able to effectively control the Company and direct its affairs and business, including any determination with respect to the acquisition or disposition of assets by the Company, future issuances of Common Stock or other securities by the Company, declaration of dividends in the Common Stock and the election of directors. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.


                              SELLING STOCKHOLDERS

          The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of May 5, 1998 by each Selling Stockholder.

                                                                              Number of
                                                Beneficial Ownership         Shares to be      Beneficial Ownership
                                                      Prior to                Registered               After
                                                   the Offering (1)             in the            The Offering (1)
                                              --------------------------                      --------------------
Selling Shareholder Name                        Number          Percent       Offering         Number         Percent
------------------------                        ------          -------       --------         ------         -------

Chase Capital Partners (2).............        1,887,629         14.6           900,000        987,629          7.7

Weston Presidio Offshore
     Capital C.V. (3)..................          185,974          1.4           179,964        6,010             *

David Sinensky...........................                         28,732           *             28,432         300              *

* less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of May 5, 1998 are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Assumes all offered shares are sold.

(2) Consists of 1,870,629 shares held of record by Chase Venture Capital Associates, L.P., a California limited partnership ("Chase"). The general partner of CVCA is Chase Capital Partners, a New York general partnership, of which David Ferguson, a director of the Company, is one of several general partners. Mr. Ferguson disclaims beneficial ownership of the shares owned by Chase except to the extent of his pecuniary interest therein arising from his general partnership interest therein. Also includes 12,000 shares held by Mr. Ferguson and 5,000 shares subject to stock options that are exercisable within 60 days of May 5, 1998 held by Mr.
      Ferguson.

(3) Consists of 179,964 shares held of record by Weston Presidio Offshore Capital C.V. ("Weston"). James McElwee, a director of the Company, is a general partner of Weston Presidio Capital, the general partner of Weston. Mr. McElwee disclaims beneficial ownership of the shares held by Weston except to the extent of his pecuniary interest therein arising from his general partnership interest therein. Also includes 1,010 shares held by Mr. McElwee and 5,000 shares subject to stock options that are exercisable within 60 days of May 5, 1998 held by Mr. McElwee.


     Chase, Weston and certain other persons are parties to a Registration Rights Agreement under which each was granted the right to require the Company to register under the Act shares of restricted stock held by such parties. The Shares are being registered pursuant to that agreement. Chase, Weston and certain other persons holding an aggregate of 5,452,630 shares of common stock are parties to a Stockholders' Agreement, as amended and restated effective October 22, 1996 (the "Stockholders' Agreement"). The Stockholders' Agreement provides, among other things, that such holders are to vote for Chase's nominee to the Board of Directors. David Ferguson, a general partner of Chase Capital Partners, the general partner of Chase, has been a director of the Company since November 1994 and serves as such nominee. James McElwee, a general partner of Weston Presidio Capital, the general partner of Weston, has been a director of the Company since July 1993. Mr. McElwee and Mr. Ferguson are members of the Compensation and Audit Committees of the Board of Directors, respectively.

     David Sinensky was the sole shareholder of DDJ, Inc., an Ohio corporation acquired by the Company in May of 1998 in a stock-for-stock transaction. Mr. Sinensky was granted certain registration rights pursuant to the Stock Purchase Agreement executed as part of the transaction. The Shares held by Mr. Sinensky are being registered pursuant to that agreement.

                              PLAN OF DISTRIBUTION

     The Shares offered hereunder may be offered and sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more of the following methods, including, without limitation, broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of such transactions.

     In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Stockholders, and/or the purchasers of the Shares for whom such broker-dealers act as agents or to whom they may sell as principals or both, compensation in the form of discounts, concessions or commissions in amounts to be negotiated at the time (which compensation as to a particular broker-dealer might be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such discounts, concessions or commissions may be deemed to be underwriting discounts or commissions under the Act. From time to time, the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, the Selling Stockholders may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Stockholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Stockholders' Shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. The Company will receive no proceeds from the sale of the Selling Stockholders' Shares by the Selling Stockholders. The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and their underwriters, dealers, brokers or agents.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholders and/or purchasers of Selling Stockholders' Shares, for whom they may act. In addition, sellers of Selling Stockholders' Shares may be deemed to be underwriters under the Securities Act and any profits on the sale of Selling Stockholders' Shares by them may be deemed to be discount commissions under the Securities Act. The Selling Stockholders may have other business relationships with the Company and its subsidiaries or affiliates in the ordinary course of business.

     Including and without limiting the foregoing, in connection with distributions of the Common Stock, the Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. The Selling Stockholders may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     All cost associated with this offering, other than fees and expense of counsel for the Selling Stockholders and any underwriting discounts and commissions, brokerage commissions and fees and transfer taxes, will be paid by the Company.


                                  LEGAL MATTERS

          The validity of the Common Stock offered hereby has been passed upon by Holme Roberts & Owen LLP, Denver, Colorado as counsel for the Company.


                                     EXPERTS

          The financial statements of Wild Oats contained in the 1997 Annual Report to Stockholders of the Company, which is incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 27, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Alfalfa's, Inc., a company acquired by the Company in July of 1996, as of June 30, 1996 and for the year then ended and the combined financial statements of New Frontiers Markets, a corporation that owned three Salt Lake City, Utah stores acquired by Wild Oats, as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference to pages F-17 through F-30 and pages F-36 through F-45, respectively of the Company's Prospectus dated October 22, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

          The consolidated financial statements of Alfalfa's, Inc. and its subsidiaries as of June 25, 1995 and for the years ended June 25, 1995 and June 26, 1994 incorporated in this Prospectus by reference from the Registration Statement No. 333-11261 on Form S-1 of Wild Oats Markets, Inc. have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

          The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement," which term encompasses all amendments, exhibits, annexes and schedules thereto) under the Securities Act with respect to the Common Stock offered for resale hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

          The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements and other information filed with the Commission. The Registration Statement filed by the Company with the Commission, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, are available at the web site that the Commission maintains at http://www.sec.gov and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and the Central Regional Office, 1801 California Street, Suite 4800, Denver, CO 80202-2648. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information concerning the Company are available at the offices of the Nasdaq National Market located at 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          Incorporated by reference in this Prospectus are (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997; and (ii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 17, 1996; and (vi) Pages F-17 through F-30 and Pages F-36 through F-45 of the Company's Prospectus dated October 22, 1996. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to Wild Oats Markets, Inc., 1645 Broadway, Boulder, Colorado 80302 (telephone:
(303) 440-5220, extension 392).

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the distribution of the Common Stock being registered. These expenses will be borne by the Company. All the amounts shown are estimates except for the SEC registration fee.

SEC registration fee...................................       $  8,536.89
Legal fees and expenses................................          5,000.00
Accounting fees and expenses...........................          1,500.00
Miscellaneous expenses.................................            500.00
                                                             ------------
Total..................................................        $15,536.89
                                                             ============


Item 15.  Indemnification of Officers and Directors.

          Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws also provide that the Registrant will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent not prohibited by Delaware law, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          The Registrant's Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

          The Registrant has entered into agreements with its directors and certain executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant, provided that such person's conduct was not knowingly fraudulent or deliberately dishonest and did not constitute willful misconduct. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 16.  Exhibits

Exhibit
Number        Description of Document

 4(i).1.(a)   Amended and Restated Certificate of Incorporation of the
                Registrant. (1)
 4(i).1.(b)   Certificate of Correction to Amended and Restated  Certificate of
                Incorporation of the Registrant. (1)
 4(ii).1      Amended and Restated By-Laws of the Registrant. (1)
 4.2          Specimen stock certificate. (2)
 5.1          Opinion of Holme Roberts & Owen LLP.*
21.1          List of subsidiaries. (3)
23.1          Consent of Price Waterhouse LLP*
23.2          Consent of Deloitte & Touche LLP*
23.3          Consent of Holme Roberts & Owen LLP.  Reference is made to Exhibit
                5.1.
24.1          Power of Attorney. *

-------------------
*Filed herewith.

(1) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 28, 1996 (File Number 0-21577).
(2) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Number 333-11261).
(3) Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 27, 1997 (File Number 0-21577).


Item 17.  Undertakings.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, County of Boulder, State of Colorado, on the 13th day of May, 1998.

                      Wild Oats Markets, Inc.

                      By /s/ Mary Beth Lewis
                             Mary Beth Lewis
                      Vice President of Finance,
                      Chief Financial Officer and Treasurer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                     Title                                         Date

/s/       Michael C. Gilliland*                                                             May 13, 1998
          Michael C. Gilliland       Chief Executive Officer and Director
                                     (Principal Executive Officer)

/s/       Mary Beth Lewis                                                                   May 13, 1998
          Mary Beth Lewis            Vice President of Finance,
                                     Chief Financial Officer and Treasurer
                                     (Principal Financial and Accounting Officer)

/s/       Elizabeth C. Cook*                                                                May 13, 1998
          Elizabeth C. Cook          Executive Vice President, Secretary and Director

/s/       John A. Shields*                                                                  May 13, 1998
          John A. Shields            Chairman of the Board

/s/       David M. Chamberlain*                                                             May 13, 1998
          David M. Chamberlain       Vice Chairman of the Board

/s/       David L. Ferguson*                                                                May 13, 1998
          David L. Ferguson          Director

/s/       James B. McElwee*                                                                 May 13, 1998
          James B. McElwee           Director

/s/       Brian K. Devine*                                                                  May 13, 1998
          Brian K. Devine            Director
-----------------------------


*By:      /s/      Mary Beth Lewis                                                          May 13, 1998
          ------------------------
                   Mary Beth Lewis
                   Attorney-In-Fact